Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements (Nos. 333-36854, 33-88962 and 333-159332 filed on Form S-8 and No. 333-162328 on Form S-3) of Comstock Resources, Inc. and the related Prospectuses of our reports dated February 26, 2010 with respect to the consolidated financial statements of Comstock Resources, Inc. and the effectiveness of internal control over financial reporting of Comstock Resources, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2009.

/s/ ERNST & YOUNG LLP

Dallas, Texas
February 26, 2010